For Immediate Release

Condor Hospitality Trust Reports 2016 Results

25 Non-Core Hotels Sold | 2 Premium-Branded Hotels Acquired |  Reinstated Common Dividend

BETHESDA,  MD,  March 1, 2017 – Condor Hospitality Trust, Inc. (NASDAQ: CDOR) (the “Company”) today announced results for the fourth quarter and year-ended December 31, 2016.

“In early 2015, Condor embarked on implementing a new vision for the Company involving the repositioning of the portfolio as part of a new investment strategy, improving the Company’s equity structure, and enhancing the Company’s debt profile.  We are pleased to report that we substantially achieved all of these objectives in 2016.  The portfolio is dramatically repositioned as the result of 25 legacy asset sales in 2016, bringing the total number of legacy hotel asset sales to approximately $116.1 million comprising 42 hotels with 3,537 rooms since January 2015.  Additionally, we acquired two premium-branded hotels in 2016, the Aloft Atlanta Downtown and the Aloft Leawood/Kansas City increasing our new investment platform acquisitions to approximately $109 million in five hotels with 788 rooms during the 15 months ending December 31, 2016.  Additionally, subsequent to year end we announced the acquisition of four Home2 Suites hotels for $73.8 million that we expect to close in the first quarter.  The majority of the Company’s earnings are now generated by high-quality, premium-branded, select-service assets.  Additionally, we raised $30 million in a private placement in early 2016 by issuing newly created Series D Preferred Stock, which enhanced and simplified the equity capitalization of the Company by redeeming the Series A and B Preferred shares and converting all existing Series C Preferred Stock to Series D, resulting in a single class of remaining preferred stock. Subsequent to year-end 2016, the holders of the Series D Preferred converted to common stock, which we feel is a strong indication of their belief in the long-term value of the common stock of the Company.  Finally, subsequent to year end, we announced that the Company closed a new $90 million secured credit facility.  We believe all of these successes have and will continue to create shareholder value, as evidenced by the reinstatement of common dividends in 2016 for the first time since 2009,” said Bill Blackham, Condor’s Chief Executive Officer.

2016 Key Accomplishments

Revenue and Net Earnings:  Condor’s 2016 revenue from continuing operations was $50.6 million compared to $58.7 million in 2015.  Full year net earnings attributable to common shareholders was $2.0 million, or $0.41 per basic and $0.14 per diluted share, compared to $9.5 million, or $1.94 per basic and $0.00 per diluted share in 2015.

25 Non-Core Assets Sold:  The Company disposed of 25 legacy non-core hotels in 2016 at what we believe were attractive valuations.  In addition to the 15 hotels sold in the first three quarters of 2016 with gross proceeds totaling $34.8 million, the Company sold ten hotels in the fourth quarter resulting in $26.6 million of gross proceeds and an aggregate of $61.4 million of gross proceeds for the year.  The Company plans to dispose of an additional seven legacy hotels in 2017.

Two Premium-Branded, Select-Service Hotels Acquired:    On August 23, 2016, the Company announced the closing of the joint venture acquisition of the 254-room Aloft Atlanta located in downtown Atlanta.  Condor entered into a joint venture agreement with Three Wall Capital to acquire the hotel (the Atlanta JV).   Through its operating partnership subsidiary, Condor owns 80% of the joint venture with Three Wall Capital owning the remaining 20%.  The purchase price for the hotel was $43.6 million.  On December 14, 2016, the Company closed on the purchase of the 156-room Aloft Leawood located within Park Place Village in Kansas City.  The purchase price for the hotel was $22.5 million. The Aloft Atlanta Downtown and Aloft Leawood represent the fifth and sixth, respectively, new investment platform hotels in Condor’s portfolio.

Preferred Capital Raise:    On March 16, 2016, Condor announced that it had raised $30.0 million in a private placement transaction with an affiliate of the StepStone Group.  The investment, structured as Series D Preferred Stock, includes a 6.25% coupon, payable quarterly, and may be converted under certain circumstances into shares of the Company’s common stock at a conversion price of $1.60 per share.  Simultaneously, all existing Series C Preferred Stock, held by Real Estate Strategies L.P. (RES) was converted into Series D Preferred Stock.  In the second quarter of 2016, the Company used a portion of the proceeds from the $30.0 million Series D raise to redeem for cash all outstanding Series A and Series B Preferred Stock, including all unpaid accrued dividends.

Reinstated Common Dividend for First Time Since 2009:    On July 11, 2016, the Board of Directors declared a common stock dividend of $0.01 per share, representing the first common stock dividend declared and paid by the Company since 2009.  On December 8, 2016, the Board of Directors declared a  $0.03 per share quarterly common stock dividend for the fourth quarter, which represented the Company’s the third consecutive quarterly common stock dividend.  The fourth quarter dividend was paid on January 5, 2017 to shareholders of record on December 20, 2016.  Although the Board of Directors will evaluate the Company’s dividend policy on a quarterly basis, it believes that the common dividend level is sustainable.

Subsequent Events

Closed on $90 Million Senior Secured Credit Facility:  On February 8, 2017, Condor announced the execution of a commitment letter with two lenders on a $90.0 million senior secured credit facility.  KeyBank and The Huntington National Bank are the joint lead arrangers for the revolving credit facility with KeyBank serving as administrative agent and The Huntington National Bank serving as syndication agent.  The commitment letter provides for a revolving credit facility with an initial size of $90.0 million and includes an accordion feature that would allow the Company to increase the size of the facility to $400.0 million subject to certain conditions.  On March 1, 2017, Condor closed on the credit facility.

Executed Agreement to Acquire Four Home2 Suites:  On January 23, 2017, Condor announced the execution of an agreement to purchase a portfolio of four Home2 Suites hotels for $73.8 million.  The portfolio includes the following hotels: Home2 Suites Memphis/Southaven, Home2 Suites Austin/Round Rock, Home2 Suites Lexington University/Medical Center (Kentucky), and Home2 Suites Tallahassee State Capitol.  It is expected that the hotels will continue to be managed by Vista Host, Inc.  Upon an expected closing in the first quarter of 2017, the four Home2 Suites would increase the number of hotels under our new investment platform to ten.

Series D Preferred Stock Converted to Common:  On February 28, 2017, shares of Condor’s Series D Preferred Stock, totaling approximately $62.5 million in face value, were converted into common equity per an agreement between Condor and the two holders, RES and StepStone.  The Series D Preferred shares converted at $1.60 per share thus creating an additional 39,032,225 shares of common stock.  As part of the agreement, a new series of preferred shares, Series E, was created to address the make whole payment provision of the Series D arrangement. Series E Preferred Stock of $9.25 million was issued and is also convertible into common equity given certain stock price thresholds.

Summary Financial Results

Revenue:    Condor’s fourth quarter 2016 revenue from continuing operations was $10.5 million compared to $13.4 million in the same 2015 period.  Condor’s full year 2016 revenue from continuing operations was $50.6 million compared to $58.7 million in 2015.  Revenue from wholly owned properties acquired in and since 2012 in the three months and twelve months ended December 31, 2016 totaled $4.1 million and $16.3 million, respectively, which was offset by revenue declines from properties considered held for sale or sold of $4.3 million and $18.1 million, respectively, in 2015.

Net Earnings:  Fourth quarter net earnings attributable to common shareholders was $3.6 million, or $0.72 per basic and $0.10 per diluted share, compared to $3.4 million, or $0.69 per basic and $0.01 per diluted share for the same

2015 period.  The 2015 period included a substantial $3.6 million noncash derivative gain.  Year-ended 2016 net income attributable to common shareholders was $2.0 million, or $0.41 per basic and $0.14 per diluted share compared to $9.5 million, or $1.94 per basic and $0.00 per diluted share for the year-ended 2015.  The year-ended 2016 results include dividends declared and undeclared and in kind distributions to preferred shareholders of $20.7 million which increased considerably over $3.6 million in the same period in 2015 as a result of the preferred stock redemptions and transactions in 2016. Increased gains on the sale of assets, decreased net gain on derivatives and convertible debt, and decreases in impairment charges also drove the differences in net income between the two years.

RevPAR:    For the fourth quarter, Revenue per Available Room (“RevPAR”) for the six hotels considered the new investment platform hotels (includes the two Alofts acquired in 2016, the three hotels acquired in 2015 and the Hilton Garden Inn acquired in 2012) increased by 9.7% to $84.81 from $77.33 for the same period in 2015 (comparable operating results given for these hotels include results prior to the Company’s ownership based on information obtained from the prior owners).  The increase is attributable to a 1.7% increase in Average Daily Rate (“ADR”) over the same period 2015 and  a 7.9% increase in occupancy.  ADR rose to $119.81 for the fourth quarter 2016 as compared to $117.86 for the same period in 2015.  Occupancy increased to 70.79% for the fourth quarter 2016 as compared to 65.61% for the same period in 2015.

For the year-ended December 31, 2016, RevPAR increased 7.63%  to $90.78 as compared to $84.34 for the same period in 2015 for these new investment platform hotels.  The Company owned only one of the new investment platform hotels for the full respective same periods in 2015 and believes the increase in RevPAR across the new investment platform hotels is indicative of the Company’s ability to effectively monitor its third party operators and identify intensive asset management strategies to achieve enhanced performance.

For the fourth quarter, RevPAR for the six same-store hotels not considered held for sale at December 31, 2016 increased 13.0% from the same period in 2015 to $51.51.  The increase is attributable to a 15.4%  increase in occupancy to 69.32%, while ADR decreased by 2.1% to $74.31. For the year-ended December 31, 2016, RevPAR for the six same-store hotels not considered held for sale at December 31, 2016 declined 1.9% to $49.52. The decrease is attributable to a 3.4% reduction in occupancy to 64.42%, which was partially offset by a 1.6% increase in ADR to $76.88. In our legacy hotel portfolio, the decreases in occupancy between the periods were driven by market challenges facing these hotels as a result of declines in the oil and gas, rail, and fracking industries. Despite these occupancy challenges, the Company has focused on increasing ADR to improve profitability as is evident in the year-ended 2016 ADR increase.

Funds From Operations (FFO) and Adjusted Funds from Operations (AFFO):  FFO for the three months ended December 31, 2016 decreased to ($1.1) million as compared to $3.4 million for the same period prior year. FFO for the year-ended December 31, 2016 decreased to $6.8 million as compared to $15.6 million for the prior year.  These decreases in FFO were primarily driven by a decrease in net gains on derivatives and convertible debt which decreased by $3.5 million between the fourth quarter periods and $5.2 million between the two year-ended periods.  AFFO for the fourth quarter 2016 was ($1.9) million as compared to ($0.6) million for the same period in 2015.  The decline in AFFO, which excludes net gains on derivatives and convertible debt, was primarily driven by lower revenues as a result of asset sales throughout 2016 and higher general and administrative expenses.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) and Adjusted EBITDA:  EBITDA for the three months ended December 31, 2016 increased to $8.2 million as compared to $7.8 million for the same period prior year, an increase of 4.7%.  EBITDA for the year-ended December 31, 2016 increased to $36.7 million as compared to $25.7 million for the same period prior year, an increase of 43.0%.  The increase in EBITDA for the three months ended December 31, 2016 was primarily driven by an increase in net gains on the disposition of assets which increased by $4.0 million between the fourth quarter periods.  The increase in EBITDA between the year-ended periods was primarily driven by a $16.0 million increase in net gains on the disposition of assets.  Adjusted EBITDA for the three months ended December 31, 2016 decreased to $1.2 million as compared to $1.8 million for the same period prior year, a decrease of 31.5%.  The decline in Adjusted EBITDA was primarily driven by higher general and administrative expenses and lower revenues as a result of asset sales throughout 2016.

Capital Reinvestment:  The Company invested $0.6 million and $3.4 million in capital improvements throughout the portfolio in the three and twelve months ended December 31, 2016, respectively, to upgrade its properties and maintain brand standards.

Balance Sheet:  The Company had cash and cash equivalents (including restricted cash) and available revolver of $13.7 million and $1.2 million, respectively, at December 31, 2016.  As of December 31, 2016, the Company had total outstanding long-term debt of $63.4 million, with $57.4 million associated with assets held for use with a weighted average maturity of 2.9 years and a weighted average interest rate of 4.89%.

Dividends: The Board of Directors declared a common stock dividend of $0.03 per share for the fourth quarter that was paid on January 5, 2017 to shareholders of record on December 20, 2016.  The fourth quarter dividend represents the third consecutive quarterly common dividend paid by Condor following the restoration of common dividend payments in July of 2016.  Although the Board of Directors will evaluate the Company’s dividend policy on a quarterly basis, it believes that the new common dividend level is sustainable.  Additionally, the Company declared the fourth quarter regular dividend of $0.15625 per share payable on January 3, 2017 to its 6.25% Series D Preferred Stock shareholders.

Outlook

“In 2016, Condor Hospitality continued its dramatic transformation with the achievement of several significant milestones, including the closing of two key acquisitions, the Aloft Atlanta Downtown and Aloft Leawood, the disposition of 25 legacy assets at what we believe to be attractive valuations, and three consecutive quarterly common dividend payments after an absence of seven years.  Additionally, subsequent to year end, we closed on a $90 million senior secured credit facility,” said Jonathan Gantt, Condor’s Chief Financial Officer.  “We believe this new facility is a strong indicator of Condor’s credit-worthiness and our standing within the industry as a leading hotel REIT.  We look forward to a successful 2017 in which we use our past successes as a foundation for continued shareholder value creation.”

About Condor Hospitality Trust, Inc.

Condor Hospitality Trust, Inc. (NASDAQ: CDOR) is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium-branded, select-service, extended stay, and limited service hotels.  The Company currently owns 19 hotels in 12 states.  Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott/Starwood, InterContinental Hotels, Choice, and Wyndham.

SELECTED FINANCIAL DATA:

Condor Hospitality Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share and per share data)

	As of December 31,
	2016	2015

Assets
Investment in hotel properties, net	$96,158	$75,899
Investment in unconsolidated joint venture	9,036	-
Cash and cash equivalents	8,326	4,870
Restricted cash, property escrows	5,350	3,776
Accounts receivable, net of allowance for doubtful accounts of $21 and $10	1,416	1,169
Prepaid expenses and other assets	1,666	1,832
Investment in hotel properties held for sale, net	18,713	54,800
Total Assets	$140,665	$142,346

Liabilities and Equity

Liabilities
Accounts payable, accrued expenses, and other liabilities	$5,823	$5,419
Derivative liabilities, at fair value	8	8,759
Convertible debt, at fair value	1,315	-
Long-term debt, net of deferred financing costs	56,775	44,667
Long-term debt related to hotel properties held for sale, net of deferred financing costs	5,945	41,344
Total Liabilities	69,866	100,189

Redeemable preferred stock:
10% Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $10,182 at December 31, 2015	-	7,662

Equity
Shareholders' Equity
Preferred stock, 40,000,000 shares authorized:
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $9,485 at December 31, 2015	-	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000 shares outstanding, liquidation preference of $34,492 at December 31, 2015	-	30
6.25% Series D, 6,700,000 shares authorized, $.01 par value, 6,245,156 shares outstanding, liquidation preference of $63,427 at December 31, 2016	61,333	-
Common stock, $.01 par value, 200,000,000 shares authorized; 4,956,835 and 4,941,878 shares outstanding	50	49
Additional paid-in capital	118,613	138,387
Accumulated deficit	(112,024)	(105,858)
Total Shareholders' Equity	67,972	32,616
Noncontrolling interest in consolidated partnership (Condor Hospitality Limited Partnership), redemption value of $2,008 and $1,197	2,827	1,879
Total Equity	70,799	34,495

Total Liabilities and Equity	$140,665	$142,346

Condor Hospitality Trust, Inc.

Consolidated Statements of Operations

 (In thousands, except per share data)

	(Unaudited)
	Three months ended December 31,		Year-ended December 31,
	2016	2015	2016	2015
Revenue
Room rentals and other hotel services	$10,470	$13,394	$50,647	$58,714
Operating Expenses
Hotel and property operations	8,040	10,396	37,092	43,367
Depreciation and amortization	1,094	1,564	5,190	5,400
General and administrative	1,700	1,310	5,792	5,493
Acquisitions and terminated transactions	175	490	550	684
Terminated equity transactions	-	66	-	246
Total operating expenses	11,009	13,826	48,624	55,190
Operating income	(539)	(432)	2,023	3,524
Net gain on disposition of assets	7,318	1,997	23,132	4,798
Equity in loss of joint venture	(190)	-	(244)	0
Net gain on derivatives and convertible debt	72	3,570	6,377	11,578
Other income (expense)	(32)	(8)	55	114
Interest expense	(1,006)	(1,328)	(4,710)	(5,522)
Loss on debt extinguishment	(639)	(102)	(2,187)	(213)
Impairment loss	(220)	(312)	(1,477)	(3,829)
Earnings from continuing operations before income taxes	4,764	3,385	22,969	10,450
Income tax expense	(125)	-	(125)	-
Earnings from continuing operations	4,639	3,385	22,844	10,450
Gain from discontinued operations, net of tax	-	1,432	678	3,872
Net earnings	4,639	4,817	23,522	14,322
Earnings attributable to noncontrolling interest	(99)	(476)	(727)	(1,197)
Net earnings attributable to controlling interests	4,540	4,341	22,795	13,125
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(975)	(925)	(20,748)	(3,632)
Net earnings attributable to common shareholders	$3,565	$3,416	$2,047	$9,493

Earnings per Share
Continuing operations - Basic	$0.72	$0.44	$0.28	$1.24
Discontinued operations - Basic	-	0.25	0.13	0.70
Total - Basic Earnings Per Share	$0.72	$0.69	$0.41	$1.94

Continuing operations - Diluted	$0.10	$(0.04)	$0.12	$(0.15)
Discontinued operations - Diluted	-	0.05	0.02	0.15
Total - Diluted Earnings Per Share	$0.10	$0.01	$0.14	$-

Reconciliation of Non-GAAP Financial Measures (Unaudited)

Non-GAAP financial measures are measures of our historical financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We report Funds from Operations (“FFO”), Adjusted FFO (“AFFO”), Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, and Hotel EBITDA as non-GAAP measures that we believe are useful to investors as key measures of our operating results and which management uses to facilitate a periodic evaluation of our operating results relative to those of our peers.  Our non-GAAP measures should not be considered as an alternative to U.S. GAAP net earnings as an indication of financial performance or to U.S. GAAP cash flows from operating activities as a measure of liquidity.  Additionally, these measures are not indicative of funds available to fund cash needs or our ability to make cash distributions as they have not been adjusted to consider cash requirements for capital expenditures, property acquisitions, debt service obligations, or other commitments.

FFO and AFFO

The following table reconciles net earnings to FFO and AFFO for the three months and years ended December 31 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Three months ended		Years ended
	December 31,		December 31,
Reconciliation of Net earnings to FFO and AFFO	2016	2015	2016	2015
Net earnings	$4,639	$4,817	$23,522	$14,322
Depreciation and amortization expense	1,094	1,564	5,190	5,400
Depreciation and amortization expense from JV	283	-	377	-
Net gain on disposition of assets	(7,318)	(3,330)	(23,813)	(7,795)
Net loss on disposition of assets from JV	1	-	2	-
Impairment loss	220	312	1,477	3,708
FFO	(1,081)	3,363	6,755	15,635
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(975)	(925)	(20,748)	(3,632)
FFO attributable to common shares and partnership units	(2,056)	2,438	(13,993)	12,003
Net gain on derivatives and convertible debt	(72)	(3,570)	(6,377)	(11,578)
Net loss on derivative from JV	5	-	5	-
Acquisitions and terminated transactions expense	175	490	550	684
Acquisition expense from JV	15	-	239	-
Terminated equity transactions	-	66	-	246
AFFO attributable to common shares and partnership units	$(1,933)	$(576)	$(19,576)	$1,355

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net earnings computed in accordance with GAAP, excluding gains or losses from sales of real estate assets, impairment, and the depreciation and amortization of real estate assets.  FFO is calculated both for the Company in total and as FFO attributable to common shares and partnership units, which is FFO excluding preferred stock dividends.  AFFO is FFO attributable to common shares and partnership units adjusted to exclude items we do not believe are representative of the results from our core operations, such as non-cash gains or losses on derivative liabilities and convertible debt and cash charges for acquisition or equity raising costs. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

EBITDA, Adjusted EBITDA, and Hotel EBITDA

The following table reconciles net earnings to EBITDA, Adjusted EBITDA, and Hotel EBITDA for the three months and years ended December 31 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Three months ended		Year-ended
	December 31,		December 31,
Reconciliation of Net earnings to EBITDA, Adjusted EBITDA, and Hotel EBITDA	2016	2015	2016	2015
Net earnings	$4,639	$4,817	$23,522	$14,322
Interest expense	1,006	1,359	4,715	5,745
Interest expense from JV	427	-	618	-
Loss on debt extinguishment	639	102	2,187	213
Income tax expense	125	-	125	-
Depreciation and amortization expense	1,094	1,564	5,190	5,400
Depreciation and amortization expense from JV	283	-	377	-
EBITDA	8,213	7,842	36,734	25,680
Net gain on disposition of assets	(7,318)	(3,330)	(23,813)	(7,795)
Net loss on disposition of assets from JV	1	-	2	-
Impairment loss	220	312	1,477	3,708
Net gain on derivatives and convertible debt	(72)	(3,570)	(6,377)	(11,578)
Net loss on derivative from JV	5	-	5	-
Acquisitions and terminated transactions expense	175	490	550	684
Acquisition expense from JV	15	-	239	-
Terminated equity transactions	-	66	-	246
Adjusted EBITDA	1,239	1,810	8,817	10,945
General and administrative expense	1,700	1,310	5,792	5,493
Other income (expense)	33	8	(55)	(114)
Unallocated hotel and property operations expense	76	89	467	495
Hotel EBITDA	$3,048	$3,217	$15,021	$16,819

Revenue	$10,470	$13,791	$50,653	$61,637
JV revenue	1,914	-	2,962	-
Condor and JV revenue	$12,384	$13,791	$53,615	$61,637
Hotel EBITDA as a percentage of revenue	25%	23%	28%	27%

We calculate EBITDA and Adjusted EBITDA by adding back to net earnings certain non-operating expenses and certain non-cash charges which are based on historical cost accounting that we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods. In calculating EBITDA, we add back to net earnings interest expense, loss on debt extinguishment, income tax expense, and depreciation and amortization expense. In calculating Adjusted EBITDA, we adjust EBITDA to add back net gain/loss on disposition of assets, acquisition and terminated transactions expense, and terminated equity transactions expense, which are cash charges. We also add back impairment and gain or loss on derivatives and convertible debt, which are non-cash charges.  EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

We believe EBITDA and Adjusted EBITDA to be useful additional measures of our operating performance, excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization expense), and other items we do not believe are representative of the results from our core operations.

The Company further excludes general and administrative expenses, other non-operating income or expense, and certain hotel and property operations expenses that are not allocated to individual properties in assessing hotel performance (primarily certain general liability and other insurance costs, land lease costs, and office and banking fees) from Adjusted EBITDA to calculate Hotel EBITDA.  Hotel EBITDA is similar to the non-GAAP measure of Property Operating Income (“POI”) presented in filings prior to the September 30, 2016 Form 10-Q except that Hotel EBITDA also excludes the unallocated hotel and property operations expenses previously included in POI.  Hotel EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Hotel EBITDA is intended to isolate property level operational performance over which the Company’s hotel operators have direct control.  We believe Hotel EBITDA is helpful to investors as it better communicates the comparability of our hotels’ operating results for all of the Company’s hotel properties and is used by management to measure the performance of the Company’s hotels and the effectiveness of the operators of the hotels.

Condor Hospitality Trust, Inc.

Operating Statistics

Operating statistics includes results for the 19 hotels owned as of December 31, 2016 as if each hotel had been owned by the Company since January 1, 2015.  As a result, the operating statistics include results prior to the Company’s ownership for hotels acquired after January 1, 2015.

	Three months ended December 31,
	2016			2015
	Occupancy	ADR	RevPar	Occupancy	ADR	RevPar
Hilton Garden Inn	67.21%	$116.60	$78.37	63.23%	$116.47	$73.65
SpringHill Suites	71.22%	121.70	86.68	61.86%	118.92	73.56
Courtyard by Marriott	75.48%	110.91	83.72	70.65%	105.12	74.27
Hotel Indigo	67.45%	101.61	68.54	62.67%	96.95	60.76
Atlanta Aloft Downtown	66.11%	132.30	87.46	59.99%	134.25	80.54
Leawood Aloft	79.81%	123.95	98.92	77.87%	121.36	94.50
Total New Investment Platform	70.79%	$119.81	$84.81	65.61%	$117.86	$77.33

Same Store HFU	69.32%	$74.31	$51.51	60.06%	$75.90	$45.59
Same Store HFS	50.28%	69.37	34.88	53.55%	66.42	35.57
Total Same Store	59.41%	$72.13	$42.86	56.67%	$71.23	$40.36

Total Portfolio as of December 31, 2016	64.35%	$94.91	$61.07	60.54%	$93.10	$56.36

	Year-ended December 31,
	2016			2015
	Occupancy	ADR	RevPar	Occupancy	ADR	RevPar
Hilton Garden Inn	71.66%	$119.48	$85.61	73.47%	$115.74	$85.03
SpringHill Suites	72.18%	124.46	89.83	65.56%	121.69	79.79
Courtyard by Marriott	76.77%	113.63	87.23	75.34%	107.20	80.76
Hotel Indigo	70.27%	103.87	72.99	69.72%	95.80	66.79
Atlanta Aloft Downtown	70.69%	137.61	97.28	63.84%	142.60	91.04
Leawood Aloft	81.81%	$125.70	$102.83	76.27%	$124.66	$95.07
Total New Investment Platform	73.68%	123.21	90.78	69.83%	120.79	84.34

Same Store HFU	64.42%	$76.88	$49.52	66.67%	$75.70	$50.47
Same Store HFS	56.93%	70.43	40.10	60.45%	67.84	41.01
Total Same Store	60.53%	$73.73	$44.62	63.43%	$71.80	$45.54

Total Portfolio as of December 31, 2016	66.25%	$97.67	$64.71	66.20%	$94.20	$62.36

Condor Hospitality Trust, Inc.
Property List | As of December 31, 2016

New Investment Platform | Acquired from January 1, 2012 - December 31, 2016
Ref	Hotel Name	City	State	Rooms	Acquisition Date	Purchase Price (in millions)
1	Hilton Garden Inn	Dowell/Solomons	MD	100	05/25/2012	$11.5
2	SpringHill Suites	San Antonio	TX	116	10/01/2015	$17.5
3	Courtyard by Marriott	Jacksonville	FL	120	10/02/2015	$14.0
4	Hotel Indigo	College Park	GA	142	10/02/2015	$11.0
5	Atlanta Aloft Downtown [1]	Atlanta	GA	254	08/22/2016	$43.6
6	Leawood Aloft	Leawood	KS	156	12/14/2016	$22.5
	Total Acquisitions			888		$120.1

Current Legacy Hotel Portfolio
Ref	Hotel Name	City	State	Rooms	Acquisition Date	Status[2]
7	Super 8	Creston	IA	121	09/19/1978	Hold
8	Quality Inn	Solomons	MD	59	06/01/1986	Hold
9	Comfort Inn	New Castle	PA	79	07/01/1987	HFS
10	Key West Inn	Key Largo	FL	40	08/01/1987	HFS
12	Comfort Inn	Harlan	KY	61	07/01/1993	HFS
11	Quality Inn	Morgantown	WV	81	10/01/1996	HFS
13	Comfort Suites	Ft. Wayne	IN	127	11/07/2005	Hold
14	Comfort Suites	Lafayette	IN	62	11/07/2005	HFS
15	Comfort Inn and Suites	Warsaw	IN	71	11/07/2005	Hold
16	Comfort Suites	South Bend	IN	135	11/30/2005	Hold
17	Supertel Inn/Conference Center	Creston	IA	41	06/30/2006	Hold
18	Super 8	Billings	MT	106	01/05/2007	HFS
19	Days Inn	Bossier City	LA	176	04/04/2007	HFS

	Total			1,159

	Total Portfolio | As of December 31, 2016			2,047

1 | Owned 80% by Condor
2 | HFS indicates the asset is currently marketed for sale

Dispositions | For Period January 1, 2015 - December 31, 2016
Ref	Hotel Name	City	State	Rooms	Disposition Date	Gross Proceeds (in millions)
1	Super 8	West Plains	MO	49	01/15/2015	$1.5
2	Super 8	Green Bay	WI	83	01/29/2015	$2.2
3	Super 8	Columbus	GA	74	03/16/2015	$0.9
4	Sleep Inn & Suites	Omaha	NE	90	03/19/2015	$2.9
5	Savannah Suites	Chamblee	GA	120	04/01/2015	$4.4
6	Savannah Suites	Augusta	GA	172	04/01/2015	$3.4
7	Super 8	Batesville	AR	49	04/30/2015	$1.5
8	Days Inn	Ashland	KY	63	07/01/2015	$2.2
9	Comfort Inn	Alexandria	VA	150	07/13/2015	$12.0
10	Days Inn	Alexandria	VA	200	07/13/2015	$6.5
11	Super 8	Manhattan	KS	85	08/28/2015	$3.2
12	Quality Inn	Sheboygan	WI	59	10/06/2015	$2.3
13	Super 8	Hays	KS	76	10/14/2015	$1.9
14	Days Inn	Glasgow	KY	58	10/16/2015	$1.8
15	Super 8	Tomah	WI	65	10/21/2015	$1.4
16	Rodeway Inn	Fayetteville	NC	120	11/03/2015	$2.6
17	Savannah Suites	Savannah	GA	160	12/22/2015	$4.0
	Total 2015			1,673		$54.7
18	Super 8	Kirksville	MO	61	01/04/2016	$1.5
19	Super 8	Lincoln	NE	133	01/07/2016	$2.8
20	Savannah Suites	Greenville	SC	170	01/08/2016	$2.7
21	Super 8	Portage	WI	61	03/30/2016	$2.4
22	Super 8	O'Neill	NE	72	04/25/2016	$1.7
23	Quality Inn	Culpeper	VA	49	05/10/2016	$2.2
24	Super 8	Storm Lake	IA	59	05/19/2016	$2.8
25	Clarion Inn	Cleveland	TN	59	05/24/2016	$2.2
26	Super 8	Coralville	IA	84	05/26/2016	$3.4
27	Super 8	Keokuk	IA	61	05/27/2016	$2.2
28	Comfort Inn	Chambersburg	PA	63	06/06/2016	$2.1
29	Super 8	Pittsburg	KS	64	08/08/2016	$1.6
30	Super 8	Mount Pleasant	IA	54	09/09/2016	$1.9
31	Quality Inn	Danville	KY	63	09/19/2016	$2.3
32	Super 8	Menomonie	WI	81	09/26/2016	$3.0
33	Comfort Inn	Glasgow	KY	60	10/14/2016	$2.4
34	Days Inn	Sioux Falls	SD	86	11/04/2016	$2.1
35	Comfort Inn	Shelby	NC	76	11/07/2016	$4.1
36	Comfort Inn	Rocky Mount	VA	61	11/17/2016	$2.2
37	Days Inn	Farmville	VA	59	11/17/2016	$2.4
38	Comfort Suites	Marion	IN	62	11/18/2016	$3.0
39	Comfort Inn	Farmville	VA	50	11/30/2016	$2.6
40	Quality Inn	Princeton	WV	50	12/05/2016	$2.1
41	Super 8	Burlington	IA	62	12/21/2016	$2.8
42	Savannah Suites	Atlanta	GA	164	12/22/2016	$2.9
	Total 2016			1,864		$61.4

	Total Dispositions			3,537		$116.1